UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED - MAY 29, 2008

4C CONTROLS INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-52074	98-0446287
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

Rockefeller Center
1230 Avenue of the Americas - 7th Floor
New York, NY 10020
(Address of principal executive offices)

(212) 886-4590
(Registrant's telephone number, including area code)

(917) 639-4305
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01:	Entry into a Material Definitive Agreement.

Amendment of Warrant to Arimathea Limited

On March 25, 2008, 4C Controls Inc. (the “Company”) issued a warrant (the “Warrant”) to Arimathea Limited (“Arimathea”) in consideration for international corporate development services rendered on behalf of the Company. The Warrant is exercisable for the purchase, in whole or in part, of 20,000,000 shares of common stock at a purchase price of $3.45 per share, which was the closing publicly traded market price of the Company’s common stock on March 25, 2008, the date immediately preceding the date of grant of the warrant. Under the terms of its warrant, Arimathea will not be permitted to exercise and own more than 4.9% of the Company’s Common Stock at any given time. The Warrant does not contain any call provisions and there is no obligation on the part of Arimathea to exercise its warrant at any time. Assuming exercise in full of the warrant by Arimathea, the Company would realize approximately $70 million in proceeds. On May 29, 2008, the Company amended the Warrant, to provide that all of its shares vested and became exercisable as of the execution of such amendment. All other terms and conditions of the Warrant shall remain in full force and effect.

Shareholder Loan

The Company has received a loan in the amount of One Hundred Ninety-Five Thousand Eighty-Five Dollars ($195,085) from Rudana Investment Group AG (“Rudana”), the Company’s majority shareholder (the “Shareholder Loan”). The Company will use the proceeds from the Shareholder Loan for general corporate purposes. The Shareholder Loan has an interest rate of seven and a half percent (7.5%) per annum, which together with the principal amount shall be repayable thirty (30) days after demand by Rudana. In connection with the Shareholder Loan, the Company executed a note on May 29, 2008, setting forth the terms thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

4C CONTROLS INC.

By:	/s/ Barbara Salz
Name: Barbara Salz
Title: Corporate Secretary

Date: May 30, 2008